Exhibit 99.1

Asensus Surgical, Inc. Reports Operating and Financial Results for the Fourth Quarter and Full Year 2020

March 11, 2021

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)-- Asensus Surgical, Inc. (NYSE American: ASXC), a medical device company that is digitizing the interface between the surgeon and the patient to pioneer a new era of Performance-Guided Surgery™, today announced its operating and financial results for the fourth quarter and full-year 2020.

Recent Highlights

●	Senhance Surgical System received expanded 510(k) clearance for general surgery indication
●	Asensus Surgical received CE Mark for Intelligent Surgical Unit™(ISU™), enabling machine vision capabilities in Europe
●	Performed first pediatric cases utilizing Senhance® Surgical System, representing the first time that 3 mm instruments were used in robotic pediatric surgery
●	Senhance received its registration certificate by the Russian medical device regulatory agency, Roszdravnadzor, allowing for its sale and utilization throughout the Russian Federation
●	Announced partnering arrangement with Amsterdam Skills Centre to launch Senhance surgical training center in the Netherlands
●	Closed two equity financings, totaling approximately $111 million in gross proceeds in aggregate, extending cash runway into 2024

“We are very pleased with the momentum we generated during 2020 and particularly during the fourth quarter,” said Anthony Fernando, President and CEO of Asensus Surgical. “This momentum continued into the early part of 2021 where we have already accomplished a number of significant milestones, including the bolstering of our balance sheet, the rebranding of the organization, and the introduction of our vision for Performance-Guided Surgery. As we look to the balance of 2021, we look to continue to drive the adoption of Senhance, bringing transformative technology to surgeons, hospitals and patients across the globe. Concurrently, we will work to expand the capabilities of Senhance and deliver on our surgical assurance framework.”

Name Change

On February 23, 2021, the Company announced that it changed its corporate name to Asensus Surgical, Inc. The name change reflects the company's broader vision of shaping the future of surgery by integrating computer vision and machine learning with surgical robotics.

Upcoming 2021 Milestones

For the full year 2021, the Company expects to install 10 - 12 new Senhance Surgical Systems.

During the first half of 2021, the Company expects to achieve the following regulatory milestones:

●	File for FDA 510(k) clearance for articulating instruments
●	File for FDA 510(k) clearance for the next generation ISU features

During the first half of 2021, the Company expects to publish clinical papers in peer reviewed journals on the following subjects:

●	Health economic studies comparing Senhance Digital Laparoscopy, laparoscopy, and robotic surgery
●	Clinical performance when utilizing the Senhance Surgical System

Commercial and Clinical Update

Throughout 2020, the Company initiated ten new clinical programs: three in the US, four in Europe, and three in Asia.

On October 13, 2020, the Company announced that surgeons at Maastricht University Medical Center+ (MUMC+) in the Netherlands, had successfully operated on multiple pediatric patients, becoming the first pediatric surgical program in the world to utilize the Senhance Surgical System and integrate digital laparoscopy with instruments as small as 3 mm into their standard of surgical care.

On December 16, 2020, the Company announced that the Senhance Surgical System received its registration certificate by Roszdravnadzor, the Russian medical device regulatory agency allowing for its sale and utilization throughout the Russian Federation.

On January 19, 2021, the Company announced it received CE Mark approval for the ISU that enables machine vision capabilities on the Senhance Surgical System. This approval will provide Senhance digital laparoscopic programs in Europe access to this new technology, ushering them to the forefront of surgical innovation utilizing augmented intelligence.

On February 18, 2021, the Company agreed to team with the Amsterdam Skills Centre (ASC) in the Netherlands for surgical training. This site will serve surgeons and staff throughout Europe with basic and advanced training on the Senhance Surgical System. The ASC will also provide Asensus Surgical with a world-class facility to engage European surgeons in technology and clinical development studies.

On March 3, 2021, the Company announced it received an additional FDA clearance for the Senhance Surgical System which allows for indication expansion in general surgery in the United States.

Fourth Quarter Financial Results

For the three months ended December 31, 2020, the Company reported revenue of $1.1 million as compared to revenue of $0.7 million in the three months ended December 31, 2019. Revenue in the fourth quarter of 2020 included $0.3 million in system leasing, $0.3 million in instruments and accessories, and $0.5 million in services.

For the three months ended December 31, 2020, total net operating expenses were $14.2 million, as compared to $18.1 million, excluding the gain from the sale of the AutoLap assets, in the three months ended December 31, 2019.

For the three months ended December 31, 2020, net loss was $13.8 million, or $0.13 per share, as compared to a net loss of $13.7 million, or $0.69 per share, in the three months ended December 31, 2019.

For the three months ended December 31, 2020, the adjusted net loss was $9.7 million, or $0.09 per share, as compared to an adjusted net loss of $16.4 million, or $0.83 per share in the three months ended December 31, 2019, after adjusting for the following charges: net gain on the sale of the AutoLap assets, amortization of intangible assets, change in fair value of contingent consideration, change in fair value of warrant liabilities, restructuring and other charges, inventory write-down related to the restructuring plan, and loss on extinguishment of debt. Adjusted net loss is a non-GAAP financial measure. See the reconciliation from GAAP to Non-GAAP Measures below.

Balance Sheet Updates

The Company had cash and cash equivalents and restricted cash of approximately $17.5 million as of December 31, 2020.

On January 14, 2021, the Company announced the closing of its registered direct offering of 25,000,000 shares of its common stock. The offering was priced at a purchase price per share of $1.25, for gross proceeds of approximately $31.25 million.

On February 1, 2021, the Company announced the closing of a bought deal offering of common stock and full exercise of the underwriter’s option to purchase additional shares. The Company issued 26,545,832 shares at a public offering price of $3.00 per share, for gross proceeds of approximately $79.64 million.

Following such financing transactions as well as proceeds from the ATM Offering and exercises of our Series C and D Warrants, the Company has cash and cash equivalents, including restricted cash, of $169.5 million as of February 1, 2021.

Conference Call

Asensus Surgical, Inc. will host a conference call on Thursday, March 11, 2020, at 4:30 PM ET to discuss its fourth quarter and fiscal year 2020 operating and financial results. To listen to the conference call on your telephone, please dial 1-855-327-6837 for domestic callers and 1-631-891-4304 for international callers, and reference conference ID 10013234 approximately ten minutes prior to the start time. To access the live audio webcast or archived recording, use the following link http://ir.asensus.com/events.cfm. The replay will be available on the Company’s website.

About Asensus Surgical, Inc.

Asensus Surgical, Inc. is digitizing the interface between the surgeon and patient to pioneer a new era of Performance-Guided Surgery™ by unlocking clinical intelligence for surgeons to enable consistently superior outcomes and a new standard of surgery. This builds upon the foundation of Digital Laparoscopy with the Senhance® Surgical System powered by the Intelligent Surgical Unit™ (ISU™) to increase surgeon control and reduce surgical variability. With the addition of machine vision, augmented intelligence, and deep learning capabilities throughout the surgical experience, we intend to holistically address the current clinical, cognitive and economic shortcomings that drive surgical outcomes and value-based healthcare. Learn more about Performance-Guided Surgery and Digital Laparoscopy with the Senhance Surgical System here: www.senhance.com. Now available for sale in the US, EU, Japan, Russia, and select other countries. For a complete list of indications for use, visit: www.senhance.com/indications. For more information, visit www.asensus.com.

Non-GAAP Measures

The adjusted net loss and adjusted net loss per share presented in this press release are non-GAAP financial measures. The adjustments relate to net gain on the sale of the AutoLap assets, loss from the sale of SurgiBot assets, amortization of intangible assets, change in fair value of contingent consideration, goodwill impairment, in-process research and development impairment, change in fair value of warrant liabilities, restructuring and other charges, inventory write down related to the restructuring plan, loss of extinguishment of debt, deemed dividend related to beneficial conversion feature of the preferred stock, and deemed dividend related to the conversion of preferred stock into common stock. These financial measures are presented on a basis other than in accordance with U.S. generally accepted accounting principles ("Non-GAAP Measures"). In the tables that follow under "Reconciliation of Non-GAAP Measures,” we present adjusted net loss and adjusted net loss per share, reconciled to their comparable GAAP measures. These items are adjusted because they are not operational or because these charges are non-cash or non-recurring and management believes these adjustments are meaningful to understanding the Company's performance during the periods presented. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

Forward-Looking Statements

This press release includes statements relating to the current market development and operational plans for the Senhance Surgical System, as well as 2020 fourth quarter and full-year results and plans for 2021. These statements and other statements regarding our future plans and goals constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include whether we are able to achieve desired results from our change in strategic focus, successfully implement our Performance-Guided Surgery initiative to grow our business, manage our cash flow efficiently, manage the continuing impact of the COVID-19 pandemic on our business, meet the operational and regulatory goals we have set forth for 2021 and whether our cash on hand will be sufficient to meet our anticipated cash needs into 2024. For a discussion of the risks and uncertainties associated with Asensus Surgical's business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2020, which we expect to file with the SEC on or before the due date and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Asensus Surgical, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenue:
Product	$620	$286	$1,612	$7,104
Service	488	402	1,563	1,427
Total revenue	1,108	688	3,175	8,531
Cost of revenue:
Product	(99)	9,812	2,254	16,439
Service	691	1,071	2,912	4,292
Total cost of revenue	592	10,883	5,166	20,731
Gross profit (loss)	516	(10,195)	(1,991)	(12,200)
Operating Expenses:
Research and development	3,752	4,634	16,621	22,468
Sales and marketing	2,774	5,584	13,064	28,014
General and administrative	3,712	3,799	14,137	18,758
Amortization of intangible assets	2,837	2,547	10,801	10,301
Change in fair value of contingent consideration	1,154	136	2,924	(9,553)
Restructuring and other charges	(8)	1,374	851	1,374
Goodwill impairment	—	—	—	78,969
In-process research and development impairment	—	—	—	7,912
Gain from sale of AutoLap assets, net	—	(15,965)	—	(15,965)
Loss from sale of SurgiBot assets, net	—	—	—	97
Total Operating Expenses	14,221	2,109	58,398	142,375
Operating Loss	(13,705)	(12,304)	(60,389)	(154,575)
Other Income (Expense):
Change in fair value of warrant liabilities	(130)	(788)	(336)	2,248
Interest income	2	23	35	582
Interest expense	(19)	(1,206)	(19)	(4,613)
Other expense, net	(67)	(32)	(119)	(967)
Total Other Expense, net	(214)	(2,003)	(439)	(2,750)
Loss before income taxes	(13,919)	(14,307)	(60,828)	(157,325)
Income tax benefit	130	575	1,516	3,124
Net loss	(13,789)	(13,732)	(59,312)	(154,201)
Deemed dividend related to beneficial conversion feature of preferred stock	—	—	(412)	—
Deemed dividend related to conversion of preferred stock into common stock	—	—	(299)	—
Net loss attributable to common stockholders	(13,789)	(13,732)	(60,023)	(154,201)
Comprehensive loss:
Net loss	(13,789)	(13,732)	(59,312)	(154,201)
Foreign currency translation gain (loss)	2,147	1,671	4,338	(2,708)
Comprehensive loss	$(11,642)	$(12,061)	$(54,974)	$(156,909)

Net loss per common share attributable to common stockholders – basic and diluted	$(0.13)	$(0.69)	$(0.85)	$(8.69)

Weighted average number of shares used in computing net loss per common share – basic and diluted	103,783	19,885	70,809	17,737

Asensus Surgical, Inc.

Consolidated Balance Sheets

(in thousands, except share amounts)

(Unaudited)

	December 31,	December 31,
	2020	2019

Assets
Current Assets:
Cash and cash equivalents	$16,363	$9,598
Accounts receivable, net	1,115	620
Inventories	10,034	10,653
Other current assets	6,501	7,084
Total Current Assets	34,013	27,955
Restricted cash	1,166	969
Inventories, net of current portion	8,813	7,594
Property and equipment, net	10,342	4,706
Intellectual property, net	22,267	28,596
In-process research and development	—	2,470
Net deferred tax assets	307	—
Other long term assets	1,350	2,489
Total Assets	$78,258	$74,779
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,965	$3,579
Accrued expenses	6,301	8,553
Deferred revenue – current portion	789	818
Notes payable – current portion	1,228	—
Contingent consideration – current portion	—	73
Total Current Liabilities	10,283	13,023
Long Term Liabilities:
Deferred revenue – less current portion	—	27
Contingent consideration – less current portion	3,936	1,011
Notes payable – less current portion	1,587	—
Warrant liabilities	255	2,388
Net deferred tax liabilities	—	1,392
Other long term liabilities	628	1,403
Total Liabilities	16,689	19,244
Commitments and Contingencies
Stockholders’ Equity
Common stock $0.001 par value, 750,000,000 shares authorized at December 31, 2020 and December 31, 2019; 116,231,072 and 20,691,301 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	116	21
Preferred stock, $0.01 par value, 25,000,000 shares authorized, no shares issued and outstanding at December 31, 2020 and December 31, 2019	—	—
Additional paid-in capital	781,397	720,484
Accumulated deficit	(722,912)	(663,600)
Accumulated other comprehensive income (loss)	2,968	(1,370)
Total Stockholders’ Equity	61,569	55,535
Total Liabilities and Stockholders’ Equity	$78,258	$74,779

Asensus Surgical, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Twelve Months Ended
	December 31,
	2020	2019
Operating Activities:
Net loss	$(59,312)	$(154,201)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Gain from sale of AutoLap assets, net	—	(15,965)
Loss from sale of SurgiBot assets, net	—	97
Goodwill and intangible assets impairment	—	86,881
Depreciation	2,898	2,166
Amortization of intangible assets	10,801	10,301
Amortization of debt discount and debt issuance costs	—	1,513
Amortization of short-term investment discount	—	(327)
Stock-based compensation	7,911	11,508
Interest expense on deferred consideration – MST acquisition	—	756
Deferred tax benefit	(1,516)	(3,224)
Bad debt expense	—	1,634
Write down of inventory	—	8,931
Change in fair value of warrant liabilities	336	(2,248)
Change in fair value of contingent consideration	2,924	(9,553)
Loss on extinguishment of debt	—	1,006
Changes in operating assets and liabilities:
Accounts receivable	(447)	6,083
Interest receivable	—	26
Inventories	(7,198)	(16,404)
Other current and long term assets	2,296	(655)
Accounts payable	(1,758)	(668)
Accrued expenses	(2,645)	(1,180)
Deferred revenue	(105)	(959)
Other long term liabilities	(860)	998
Net cash and cash equivalents used in operating activities	(46,675)	(73,484)
Investing Activities:
Proceeds from sale of AutoLap assets	—	15,965
Purchase of short-term investments	—	(12,883)
Proceeds from maturities of short-term investments	—	65,000
Purchase of property and equipment	(3)	(437)
Net cash and cash equivalents (used in) provided by investing activities	(3)	67,645
Financing Activities:
Proceeds from issuance of common stock, preferred stock and warrants under 2020 financing, net of issuance costs	13,478	—
Proceeds from issuance of common stock, net of issuance costs	33,847	25,777
Proceeds from notes payable, net of issuance costs	2,815	—
Payment of note payable	—	(31,425)
Taxes paid related to net share settlement of vesting of restricted stock units	(36)	(499)
Payment of contingent consideration	(74)	—
Proceeds from exercise of stock options and warrants	3,340	538
Net cash and cash equivalents provided by (used in) financing activities	53,370	(5,609)
Effect of exchange rate changes on cash and cash equivalents	270	364
Net increase in cash, cash equivalents and restricted cash	6,962	(11,084)
Cash, cash equivalents and restricted cash, beginning of period	10,567	21,651
Cash, cash equivalents and restricted cash, end of period	$17,529	$10,567
Supplemental Disclosure for Cash Flow Information
Interest paid	$—	$2,187
Supplemental Schedule of Non-cash Investing and Financing Activities
Transfer of inventories to property and equipment	$8,113	$486
Exchange of common stock for Series B Warrants	$2,470	$—
Transfer of in-process research and development to intellectual property	$2,425	$—
Deemed dividend related to beneficial conversion feature of preferred stock	$412	$—
Deemed dividend related to conversion of preferred stock into common stock	$299	$—
Issuance of common stock – MST acquisition	$—	$6,600
Proceeds from sale of AutoLap assets exchanged for settlement of Company obligations	$—	$1,000
Transfer of property and equipment to inventories	$—	$323
Conversion of preferred stock to common stock	$79	$—

Asensus Surgical, Inc.
Reconciliation of Non-GAAP Measures
Adjusted Net Loss and Net Loss per Share
(in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019

Net loss attributable to common stockholders (GAAP)	$(13,789)	$(13,732)	$(60,023)	$(154,201)

Adjustments
Gain from sale of AutoLap assets, net	—	(15,965)	—	(15,965)
Loss from sale of SurgiBot assets, net	—	—	—	97
Amortization of intangible assets	2,837	2,547	10,801	10,301
Change in fair value of contingent consideration	1,154	136	2,924	(9,553)
Goodwill impairment	—	—	—	78,969
In-process research and development impairment	—	—	—	7,912
Change in fair value of warrant liabilities	130	788	336	(2,248)
Restructuring and other charges	(8)	1,374	851	1,374
Inventory write-down related to restructuring	—	7,408	—	7,408
Loss on extinguishment of debt	—	1,006	—	1,006
Deemed dividend related to beneficial conversion feature of preferred stock	—	—	412	—
Deemed dividend related to conversion of preferred stock into common stock	—	—	299	—
Adjusted net loss attributable to common stockholders (Non-GAAP)	$(9,676)	$(16,438)	$(44,400)	$(74,900)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net loss per share attributable to common stockholders (GAAP)	$(0.13)	$(0.69)	$(0.85)	$(8.69)

Adjustments
Gain from sale of AutoLap assets, net	—	(0.80)	—	(0.90)
Loss from sale of SurgiBot assets, net	—	—	—	0.01
Amortization of intangible assets	0.03	0.13	0.15	0.58
Change in fair value of contingent consideration	0.01	0.01	0.04	(0.54)
Goodwill impairment	—	—	—	4.45
In-process research and development impairment	—	—	—	0.45
Change in fair value of warrant liabilities	—	0.04	—	(0.13)
Restructuring and other charges	—	0.07	0.01	0.08
Inventory write-down related to restructuring	—	0.37	—	0.42
Loss on extinguishment of debt	—	0.05	—	0.06
Deemed dividend related to beneficial conversion feature of preferred stock	—	—	0.01	—
Deemed dividend related to conversion of preferred stock into common stock	—	—	0.01	—
Adjusted net loss per share attributable to common stockholders (Non-GAAP)	$(0.09)	$(0.83)	$(0.63)	$(4.22)

The non-GAAP financial measures for the three and twelve months ended December 31, 2020 and 2019 provide management with additional insight into the Company’s results of operations from period to period without non-recurring and non-cash charges, and are calculated using the following adjustments:

a) The Company entered into an agreement with Great Belief International Limited to sell certain assets related to the AutoLap technology. The Company recorded a $16.0 million gain on the sale of the AutoLap assets during the three and twelve months ended December 31, 2019, which represented the proceeds received in excess of the carrying value of the assets, less contract costs.

b) Loss from sale of SurgiBot assets relates to additional outside service costs to transfer the assets in connection with the sale of SurgiBot assets to Great Belief International Limited.

c)   Intangible assets that are amortized consist of developed technology and purchased patent rights recorded at cost and amortized over 5 to 10 years.

d)   Contingent consideration in connection with the acquisition of the Senhance System in 2015 is recorded as a liability and is the estimate of the fair value of potential milestone payments related to business acquisitions. Contingent consideration is measured at fair value using a discounted cash flow model utilizing significant unobservable inputs including the probability of achieving each of the potential milestones and an estimated discount rate associated with the risks of the expected cash flows attributable to the various milestones. Significant increases or decreases in any of the probabilities of success or changes in expected timelines for achievement of any of these milestones would result in a significantly higher or lower fair value of these milestones, respectively, and commensurate changes to the associated liability. The contingent consideration is revalued at each reporting period and changes in fair value are recognized in the consolidated statements of operations and comprehensive loss.

e) As of December 31, 2019, goodwill was deemed to be fully impaired, and the Company recorded an impairment charge of $79.0 million. As of December 31, 2019, IPR&D was deemed to be significantly impaired, and the Company recorded an impairment charge of $7.9 million. No impairment charges were recorded during the three or twelve months ended December 31, 2020.

f)   The Company’s Series B Warrants are measured at fair value using a simulation model which takes into account, as of the valuation date, factors including the current exercise price, the expected life of the warrant, the current price of the underlying stock, its expected volatility, holding cost and the risk-free interest rate for the term of the warrant. The warrant liability is revalued at each reporting period or upon exercise and changes in fair value are recognized in the consolidated statements of operations and comprehensive loss.

g)   During the fourth quarter of 2019, we announced the implementation of a restructuring plan to reduce operating expenses as we continue the global market development of the Senhance platform. The restructuring charges amounted to $8.8 million of which $7.4 million was an inventory write down and was included in cost of product revenue and $1.4 million related to employee severance costs and was included as restructuring and other charges in the consolidated statements of operations and comprehensive loss. During March 2020, the Company continued the restructuring efforts with additional headcount reductions which resulted in $0.9 million related to severance costs in the twelve months ended December 31, 2020.

h) In November 2019, the Company entered into a payoff letter with Hercules Capital, Inc. to terminate the Hercules Loan Agreement, as amended. The Company repaid all amounts owed under the Hercules Loan Agreement and recognized a loss of $1.0 million on the extinguishment of notes payable which is included in interest expense on the consolidated statements of operations and comprehensive loss for the three and twelve months ended December 31, 2019.

i)   During the first quarter of 2020, the Company closed an underwritten public offering under which it issued, as part of units and the exercise of an over-allotment option, 25,367,646 Series C Warrants, each to acquire one share of Common Stock at an exercise price of $0.68 per share, and 25,367,646 Series D Warrants, each to acquire one share of Common Stock at an exercise price of $0.68 per share. The Company concluded that the Series C Warrants and Series D Warrants are considered equity instruments. The fair value of the Series C and Series D Warrants on the issuance date was determined using a Black-Scholes Merton model. The unit proceeds were then allocated to the Series A preferred stock, Series C Warrants, and Series D Warrants, respectively, based on their relative fair values. As a result, the Company determined that a beneficial conversion feature was created by the difference between the effective conversion price of the preferred stock of $0.37 and the fair value of the Company's common stock as of the issuance date of $0.42. The Company therefore recorded a beneficial conversion charge of $0.4 million as an immediate charge to earnings available to common stockholders for the twelve months ended December 31, 2020. Upon conversion of the preferred stock to common stock during the three months ended June 30, 2020, an additional deemed dividend of $0.3 million was recorded as an immediate charge to earnings available to common stockholders for the twelve months ended December 31, 2020.

INVESTOR CONTACT:

Mark Klausner or Mike Vallie, 443-213-0499

invest@asensus.com

or

MEDIA CONTACT:

Kristin Schaeffer

CG Life

kschaeffer@cglife.com